Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report

Financial Results for the Fourth Quarter & Full Year 2007

Syracuse, New York — (Businesswire) — March 7, 2008 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the fourth quarter and full year ended December 30, 2007.

Highlights for the fourth quarter of 2007 versus the fourth quarter of 2006 include:

•	Total revenues increased 4.5% to $197.2 million from $188.7 million, including a 5.6% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales increased 4.6% at Burger King®, 2.0% at Pollo Tropical®, and 0.9% at Taco Cabana®;

•	Income from operations was $13.4 million (including higher expenses related to being a public company and stock-based compensation) compared to $15.1 million;

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Net income was $3.5 million, or $0.16 per diluted share, which compared to net income of $3.7 million, or $0.22 per diluted share, (including a non-recurring gain of $0.9 million after-tax or $0.06 per diluted share in 2006). Net income for the fourth quarter of 2006 would have been $0.17 per diluted share after giving pro forma effect for the additional shares issued in the Company's initial public offering completed on December 20, 2006 (including the non-recurring gain of $0.04 on a pro forma basis).

Highlights for the full year 2007 versus the full year 2006 include:

•	Total revenues increased 5.1% to $789.4 million from $751.4 million, including a 6.6% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales increased 4.6% at Burger King, 1.4% at Pollo Tropical, and 0.2% at Taco Cabana;

•	Income from operations was $55.4 million compared to $64.2 million;

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Net income was $15.1 million, or $0.70 per share (including non-recurring losses of $1.7 million after-tax, or $0.09 per share), compared to $13.4 million, or $0.83 per share, (including non-recurring gains of $1.9 million after-tax or $0.12 per share). Net income would have been $0.62 per share in 2006 after giving pro forma effect for the additional shares issued in the Company's initial public offering (including the non-recurring gains of $0.09 per share on a pro forma basis).

As of December 30, 2007, the Company owned and operated a total of 553 restaurants, including 322 Burger King, 84 Pollo Tropical and 147 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “The fourth quarter was a challenging period for our industry, with many operators facing the ‘perfect storm’ of weaker consumer sentiment combined with higher commodity and labor costs. In view of these circumstances, we were relatively pleased to have achieved positive comparable sales results at all three of our restaurant concepts against strong prior year results. While, cost increases resulted in lower restaurant level margins in 2007, we nonetheless were able to realize solid earnings growth, which enabled us to modestly exceed our previous guidance. Overall, we are satisfied with what we accomplished this past year, and the strategic position of our business in these less certain times. We continue to be cautious, though, in our growth plans and opportunistic in pursuing new restaurant sites.”

Fourth Quarter 2007 Results

Total revenues for the fourth quarter of 2007 increased 4.5% to $197.2 million from $188.7 million in the fourth quarter of 2006. During the fourth quarter of 2007, the Company opened two Pollo Tropical restaurants, one in Woodbridge, NJ and one in Orlando, FL, and opened one Taco Cabana restaurant in McAllen, TX. The Company also closed three Burger King restaurants, one Taco Cabana restaurant, and one Pollo Tropical restaurant.

Revenues from the Company’s Hispanic Brands increased 5.6% to $100.6 million in the fourth quarter of 2007 from $95.2 million in the same period last year. Pollo Tropical revenues increased 7.2% to $41.7 million during the fourth quarter of 2007 compared to $38.9 million in the fourth quarter of 2006. This was due primarily to the opening of 13 new Pollo Tropical restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Pollo Tropical increased 2.0% in the fourth quarter of 2007.

Taco Cabana revenues increased 4.6% to $58.9 million during the fourth quarter of 2007 compared to $56.3 million in the fourth quarter of 2006. This was due primarily to the opening of 10 new Taco Cabana restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Taco Cabana increased 0.9% in the fourth quarter of 2007.

Burger King revenues increased 3.4% to $96.7 million during the fourth quarter of 2007 compared to $93.5 million in the fourth quarter of 2006, despite the closing of six Burger King restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Burger King increased 4.6% in the fourth quarter of 2007.

General and administrative expenses were $13.9 million in the fourth quarter of 2007, or 7.0% of total revenues, compared to $13.6 million, or 7.2% of total revenues, in the fourth quarter of 2006.

Income from operations was $13.4 million in the fourth quarter of 2007, or 6.8% of total revenues, compared to $15.1 million, or 8.0% of total revenues, in the fourth quarter of 2006.

Interest expense decreased $1.9 million to $7.8 million in the fourth quarter of 2007 from $9.6 million in the same period in the prior year, primarily reflecting lower average debt balances from the prepayment of $68.0 million in term loan borrowings with the IPO proceeds received by the Company in December 2006. In addition, the Company completed the refinancing of its senior credit facility in March 2007 which lowered the interest rate on its senior secured borrowings by approximately 1%.

The Company’s income tax rate, including the effect of any discrete items, was 37.6% in the fourth quarter of 2007 compared to 32.0% in the fourth quarter of 2006. For the full year 2007, the Company’s income tax rate was 33.2%, in line with guidance.

Net income for the fourth quarter of 2007 was $3.5 million, or $0.16 per diluted share (based upon 21.6 million weighted average diluted shares). This compared to net income for the fourth quarter of 2006 of $3.7 million, or $0.22 per share (based upon 16.9 million weighted average diluted shares) which included a non-recurring gain of $0.9 million after-tax, or $0.06 per share.

Net income for the fourth quarter of 2006 would have been $0.17 per share after giving pro forma effect for the additional shares issued in the Company's initial public offering completed in the fourth quarter of 2006 (based upon 21.6 million average diluted shares). Fourth quarter 2006 results also included a non-recurring after-tax gain of $0.9 million, or $0.04 per pro forma share, related to the sale of a Pollo Tropical leasehold interest.

Full Year 2007 Results

Total revenues for 2007 increased 5.1% to $789.4 million from $751.4 million in the prior year. The Company opened nine Pollo Tropical restaurants and eight Taco Cabana restaurants during 2007. In addition, the Company closed six Burger King restaurants, four Taco Cabana restaurants and one Pollo Tropical restaurant. Comparable restaurant sales in 2007 increased 4.6% at Burger King, 1.4% at Pollo Tropical, and 0.2% at Taco Cabana.

Income from operations was $55.4 million in 2007 compared to $64.2 million in 2006. 2007 results included $2.2 million in impairment losses, including a $1.7 million non-recurring write-down for an underperforming restaurant closed in the fourth quarter, and $1.1 million of gains from the sale of three restaurant properties. Income from operations in 2006 included $1.0 million in impairment losses and $2.8 million in non-recurring gains.

Net income for 2007 was $15.1 million, or $0.70 per diluted share, including non-recurring losses of $1.7 million after-tax, or $0.09 per share consisting of the write-down related to the closed restaurant and a non-recurring charge related to the refinancing of the Company’s senior credit facility. Net income for the year ended December 31, 2006 was $13.4 million, or $0.83 per diluted share (based upon 16.2 million weighted average diluted shares). These results included the 2006 non-recurring gains ($1.9 million after-tax or $0.12 per diluted share). Net income would have been $0.62 per diluted share in 2006 after giving pro forma effect for the additional shares issued in the Company's initial public offering completed in December 2006 (based upon 21.6 million average diluted shares). Net income in 2006 included non-recurring after-tax gains of $0.09 per share on a pro forma basis.

Pro Forma

Pro forma calculations provide investors with an alternative measure to evaluate the Company’s performance and provide meaningful supplemental information of the Company's operating results on a basis comparable with that of future periods. The pro forma calculations reflect the post IPO capital structure as if it had been in place for the full periods presented. Pro forma information is not, and should not be, considered a substitute for financial information prepared in accordance with generally accepted accounting principles.

Outlook

For the full year 2008, the Company is providing the following guidance:

•	A total revenue increase of approximately 5% to 6% including comparable restaurant sales increases of 1%-2% for Pollo Tropical, 1.5%-2.5% for Taco Cabana and 2.5%-3.5% for its Burger King restaurants;

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Total new unit openings of 17-23 Hispanic Brand restaurants, including 6 to 10 Pollo Tropical restaurants and 11 to 13 Taco Cabana restaurants. The Company is also likely to close one Taco Cabana restaurant, and have a net closure of four to five Burger King restaurants, which are net of the opening of seven to eight new Burger King locations, five or six of which will be relocations of existing units.

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Capital expenditures of between $70 million and $80 million, including $35 million to $45 million for new restaurants (before any sale-leasebacks), $15 million to $18 million for remodeling and $6 million to $8 million for new point of sales systems;

•	An estimated annual effective tax rate of between 37.5% and 38.5%;

•	Diluted earnings per share ranging from $0.70 to $0.75. Diluted common shares outstanding are estimated to be approximately 21.6 million.

Mr. Vituli concluded, “Our outlook for 2008 reflects limited visibility in this turbulent environment. Diminishing consumer discretionary spending, existing weakness in the Florida economy and spiraling increases in operating costs have clouded the predictability of 2008 results. While we remain confident with the long-term prospects for our Hispanic Brands, given the current economic climate, we have moderated our short-term growth plans. Our Burger King business continues to be a reliable source of stability and free cash flow, and we are pleased with the sustained growth and vitality of this brand. As experienced operators, we know that business cycles tend to have a dynamic effect on restaurant companies, and believe that we are well equipped to navigate through the current cycle.”

Conference Call Today

The Company will host a conference call to discuss fourth quarter 2007 financial results today at 8:30 a.m. Eastern Time. The conference call can be accessed live over the phone by dialing (800) 218-4007 or for international callers by dialing (303) 262-2138. A replay will be available one hour after the call and can be accessed by dialing (800) 405-2236 or for international callers by dialing (303) 590-3000; the passcode is 11109632. The replay will be available until Saturday, March 15, 2008. The call will be webcast live from the Company’s website at www.carrols.com under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 553 company-owned and operated restaurants in 16 states as of December 30, 2007, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

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Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended December 31, (a)		Years Ended December 31, (a)
	2007	2006	2007	2006
Revenues:
Restaurant sales	$196,901	$188,350	$788,065	$750,069
Franchise royalty revenues and fees	347	355	1,344	1,357

Total revenues	197,248	188,705	789,409	751,426

Costs and expenses:
Cost of sales (b)	57,681	52,699	225,945	210,299
Restaurant wages and related expenses (c)	57,706	54,790	231,735	218,797
Restaurant rent expense	11,435	10,585	44,122	37,768
Other restaurant operating expenses (b)	28,764	27,936	115,792	111,101
Advertising expense	6,499	6,924	30,941	27,692
General and administrative expenses (c)	13,855	13,564	52,633	49,756
Depreciation and amortization	8,092	8,357	31,777	33,534
Impairment losses (d)	290	187	2,169	1,019
Other income (d)	(500)	(1,398)	(1,150)	(2,787)

Total costs and expenses	183,822	173,644	733,964	687,179

Income from operations	13,426	15,061	55,445	64,247
Interest expense	7,792	9,646	31,439	44,262
Loss on extinguishment of debt	—	—	1,485	—

Income before income taxes	5,634	5,415	22,521	19,985
Provision for income taxes	2,119	1,733	7,468	6,561

Net income	$3,515	$3,682	$15,053	$13,424

Basic and diluted net income per share	$0.16	$0.22	$0.70	$0.83

Basic weighted average common shares outstanding	21,552	16,931	21,552	16,152

Diluted weighted average common shares outstanding	21,558	16,932	21,559	16,152

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three months and years ended December 30, 2007 and December 31, 2006 are referred to as the three months and years ended December 31, 2007 and December 31, 2006, respectively.
(b)	The Company has reclassified certain Pollo Tropical restaurant expenses from cost of sales to other restaurant operating expenses in order to present such expenses consistently for all of its restaurants. The reclassification for the three and twelve months ended December 31, 2006 and 2007 was $239 and $937, respectively, and for the nine months ended September 30, 2007 was $728.
(c)	Restaurant wages and related expenses include stock-based compensation expense of $107, $6, $228 and $6 for the three months ended December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006, respectively. General and administrative expenses include stock-based compensation expense of $363, $74, $1,310 and $74 for the respective periods.

(d)	Impairment losses for the year ended December 31, 2007 included $1,657 related to a Pollo Tropical restaurant in Brooklyn, NY that was closed in October 2007. Other income for the year ended December 31, 2007 included gains on the sale of properties for three restaurants that were closed. Other income in 2006 included a $1,398 gain related to the sale of a Pollo Tropical leasehold in the fourth quarter of 2006, and for the full year, a gain of $1,389 from the reversal of closed restaurant reserves.
(e)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended December 31, 2007 and 2006 was $3,516 and $3,683, respectively, and for the years ended December 31, 2007 and 2006 was $15,059 and $13,430, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Segment revenues:
Burger King	$96,654	$93,480	$381,747	$368,915
Pollo Tropical	41,709	38,904	168,555	154,207
Taco Cabana	58,885	56,321	239,107	228,304

Total revenues	$197,248	$188,705	$789,409	$751,426

Change in comparable restaurant sales: (a)
Burger King	4.6%	7.9%	4.6%	4.2%
Pollo Tropical	2.0%	4.9%	1.4%	3.2%
Taco Cabana	0.9%	(0.6)%	0.2%	1.7%

Segment EBITDA: (b)
Burger King	$7,432	$7,832	$30,848	$34,177
Pollo Tropical	6,662	6,630	28,524	28,422
Taco Cabana	7,684	7,825	30,407	33,494

Average sales per restaurant:
Burger King	$299	$285	$1,175	$1,114
Pollo Tropical	502	514	2,104	2,135
Taco Cabana	400	396	1,656	1,643

New restaurant openings:
Burger King	—	—	—	—
Pollo Tropical	2	4	9	8
Taco Cabana	1	2	8	9

Total new restaurant openings	3	6	17	17

Restaurant closings:
Burger King	(3)	—	(6)	(8)
Pollo Tropical	(1)	(1)	(1)	(1)
Taco Cabana	(1)	—	(4)	(1)

Net new restaurants	(2)	5	6	7

Number of company owned restaurants:
Burger King			322	328
Pollo Tropical			84	76
Taco Cabana			147	143

Total company owned restaurants			553	547

Long-term debt (c)			$353,972	$358,480

(a)	The changes in comparable restaurant sales are calculated using only those company owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense, other income and loss on extinguishment of debt. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to our Burger King segment as well as the expenses associated with administrative support to all three of our segments including executive management, information systems and certain accounting, legal and other administrative functions.
(c)	Long-term debt (including current portion) at December 31, 2007 included $180,000 of the Company’s 9% senior subordinated notes, $120,000 outstanding under its senior credit facility, $52,689 of lease financing obligations and $1,283 of capital leases. Long-term debt at December 31, 2006 included $180,000 of the Company’s 9% senior subordinated notes, $118,400 outstanding under its prior senior credit facility, $58,571 of lease financing obligations and $1,509 of capital leases.

The following table reconciles diluted weighted average common shares outstanding as reported under generally accepted accounting principles to the number of shares after giving pro forma effect for additional shares issued in the Company’s initial public offering completed on December 20, 2006 (in thousands):

	(unaudited)
	Three Months Ended December 31, 2006	Year Ended December 31, 2006
Diluted weighted average common shares outstanding, as reported	16,932	16,152
Increase in weighted average common shares to reflect issuance of additional shares in connection with the Company’s initial public offering	4,620	5,403

Diluted weighted average common shares outstanding after giving pro forma effect to the Company’s initial public offering	21,552	21,555